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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001


                                    Second Quarter   Second Quarter   Year-to-Date     Year-to-Date
                                      June 30,         June 30,         June 30,         June 30,
BASIC                                   2002             2001             2002             2001
                                    ______________   ______________   ____________     ____________
Earnings:
    Income applicable to common
      stock                          $1,087,245         $447,379       $1,905,376       $1,212,263
                                    ============      ===========     ============     ============
Shares:
    Weighted average number of
      common shares outstanding       2,883,142        2,514,972        2,883,142        2,503,647
                                    ============      ===========     ============     ============

Earnings per common share:
    Income applicable to common
      stock                               $0.38            $0.18            $0.66            $0.48
                                    ============      ===========     ============     ============


DILUTED

Earnings:
    Net income                       $1,087,245         $469,837       $1,905,376       $1,265,014
                                    ============      ===========     ============     ============

Weighted average number of
    common shares outstanding         2,883,142        2,514,972        2,883,142        2,503,647

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise
      of such options at the
      average issue price                63,702           49,739           57,850           45,560

    Assuming conversion of
      preferred stock
      at a conversion rate of
      1 to 2.998 shares                       -          355,743                -          367,695
                                    ____________      ___________     ____________     ____________
    Weighted average number of
      common shares outstanding,
      as adjusted                     2,946,844        2,920,454        2,940,992        2,916,902
                                    ============      ===========     ============     ============


Fully diluted earnings per common
  share                                   $0.37            $0.16            $0.65            $0.43
                                    ============      ===========     ============     ============

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